Exhibit 23.3

Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of AGL Resources Inc. (the “Registrant”) on Form S-8 of our report dated January 27, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Atlanta, Georgia

April 28, 2004